Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
VaxGen, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-63258, 333-101057, and 333-101498) on Form S-3 and (Nos. 333-85391, 333-61158, 333-84922, 333-101886, and 333-108112) on Form S-8 of VaxGen, Inc. of our report dated March 8, 2004, relating to the consolidated balance sheets of VaxGen, Inc. and subsidiary as of December 31, 2003 and 2002, and the related statements of operations, cash flows and stockholders’ equity and comprehensive loss for each of the years in the three year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of VaxGen, Inc.

/s/ KPMG LLP

San Francisco, California
March 25, 2004